Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

HARDINGE INC.

Under Section 807 of the Business Corporation Law of the State of New York:

The undersigned, being a natural person of at least 18 years of age and acting as the President and Chief Executive Officer of the Corporation, certifies that:

1.              The name of the Corporation is Hardinge Inc. The name under which the Corporation was formed is Hardinge Brothers, Inc.

2.              The Corporation is a consolidation of Morrison Machine Products, Inc. and Hardinge Brothers, Inc. The Certificate of Consolidation, pursuant to Section 86 of the New York Stock Corporation Law, was filed by the Department of State of the State of New York on December 24, 1937.

3.              The restatement of the Certificate of Incorporation of the Corporation herein provided for is to restate the Certificate of Incorporation.

4.              To accomplish the restatement, the Certificate of Incorporation (as restated below) will be changed as follows:

(i)                                    paragraph “1” (relating to the name of the corporation) of the Certificate of Incorporation will be replaced in its entirety and a new paragraph “FIRST” is substituted in lieu thereof to re-number the paragraphs;

(ii)                                 paragraph “2” (relating to the purposes of the corporation) of the Certificate of Incorporation will be replaced in its entirety and a new paragraph “SECOND” is substituted in lieu thereof to modify the purpose of the Corporation pursuant to authority of the Business Corporation Law;

(iii)                             paragraphs “3” and “4” (relating to the aggregate number of shares which the corporation is authorized to issue, the par value thereof, and the classes into which the shares are divided; and relating to relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of each class of stock) of the Certificate of Incorporation will be replaced in their entirety and a new paragraph “THIRD” is substituted in lieu thereof, which (A) decreases the Corporation’s previously authorized 20,000,000 shares of common stock, par value $.01 per share, (of which 12,966,148 shares of were issued and 7,033,852 shares were unissued), to 2,000,000 shares of common stock, par value $.01 per share, (of which 1,315,090 shares are issued and 684,910 are unissued), with the decrease resulting in an approximate rate of change of authorized common stock of 10:1 and of issued common stock of 10:1 and all previously authorized (including issued and unissued) shares of common stock above 2,000,000 being cancelled, (B) cancels the previously authorized (including issued and unissued) 2,000,000 shares of preferred stock, par value $.01 per share (of which no shares were issued and all shares were unissued), and (C) strikes provisions regarding relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of each class of stock as they are no longer necessary;

(iv)                             paragraphs “5” and “8” (relating to the office of the Corporation and the post-office address for service of process on the Corporation) of the Certificate of Incorporation will be replaced in their entirety and new paragraphs “FOURTH” and “FIFTH” are substituted in lieu thereof to (A) restate the county in which the Corporation is located and (B) change the post-office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon it;

(v)                                paragraph “6” (relating to the duration of the Corporation) of the Certificate of Incorporation will be replaced in its entirety and a new paragraph “SIXTH” is substituted in lieu thereof to re-number the paragraphs;

(vi)                             paragraphs “7” (relating to classes of directors) and “9” (relating to business combinations) of the Certificate of Incorporation will be deleted in their entirety to omit references to such concepts in the Certificate of Incorporation as they are no longer necessary; paragraph “10” (relating to whether Section 912 of the Business Corporation Law applies to the Corporation) of the Certificate of Incorporation will be replaced in its entirety and a new paragraph “NINTH” is substituted in lieu thereof to indicate that Section 912 of the Business Corporation Law does not apply to the Corporation;

(vii)                          paragraph “11” (relating to the liability of directors authorized by the General Corporation Law) of the Certificate of Incorporation will be replaced in its entirety and a new paragraph “EIGHTH” is substituted in lieu thereof to eliminate liability of directors to the fullest extent permitted by Section 402(b) of the Business Corporation Law; and

(viii)                       a new paragraph “SEVENTH” is added to add provisions relating to indemnification of persons to the fullest extent permitted by Article 7 of the Business Corporation Law.

5.              The Certificate of Incorporation of the Corporation as herein provided for was authorized by the vote of holders of outstanding shares of the Corporation entitled to vote, having not less than the minimum requisite proportion of votes.

6.              The text of the Certificate of Incorporation as amended or restated heretofore is hereby restated without further amendment or change to read as herein set forth:

FIRST:  The name of the Corporation is Hardinge Inc. The name under which the Corporation was formed is Hardinge Brothers, Inc.

SECOND:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

THIRD:  The aggregate number of shares which the Corporation shall have authority to issue is Two Million (2,000,000), all of which are of a par value of $0.01 and all of which are of the same class.

FOURTH:  The county, within this state, in which the office of the Corporation is to be located is Albany.

FIFTH:  The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served.  The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is hereby changed to:  c/o Corporation Service Company, 80 State Street, Albany, New York 12207-2543.

SIXTH:  The duration of the Corporation shall be perpetual.

SEVENTH:  The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he or she served at the request of the corporation.

EIGHTH:  The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

NINTH:  The provisions of Section 912 of the Business Corporation Law shall not apply to this Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation as of May 25, 2018.

By:	/s/ Charles P. Dougherty
Name:	Charles P. Dougherty
Title:	President and Chief Executive Officer

RESTATED CERTIFICATE OF INCORPORATION

OF

HARDINGE INC.

Under Section 807 of the Business Corporation Law of the State of New York.

FILED BY:

BRYAN CAVE LEIGHTON PAISNER LLP

1201 W. PEACHTREE ST. NW

SUITE 1400

ATLANTA, GA 30306